Exhibit 99.1

Contact:	Ricky Ang	Yvonne L. Zappulla
	Chief Executive Officer	Managing Director
	Sun New Media Inc.	Wall Street Consultants Corp.
845-680-0300
Yvonne@WallStreetIR.com
Sun New Media Enters Third Business Vertical — Electronic Parts
Electronic parts vertical expected to generate minimum revenue of US $165 million over three years, US $50 million expected in first year of operation
New York, NY- (PRNewswire)-May 23, 2006 – Sun New Media Inc. (OTCBB: SNMD), today announced its entry into the electronic parts business vertical, a highly fragmented, US$50 billion industry in China. Pending the approval of the State Asset Management Commission of the People’s Republic of China, Sun New Media has agreed to purchase 80 percent of Beijing Trans Global Logistics, a State-owned electronic component trading/logistics enterprise, and with it, a 64 percent equity stake in Beijing CEAC Trans Global Logistics (“BCTGL”). Additionally, Sun New Media has signed a Strategic Cooperative Agreement with China Electronic Appliances Corporation (“CEAC”), a subsidiary of State-owned China Electronics Corporation. These two agreements provide the foundation for Sun New Media’s expansion into its third business vertical.
CEAC is engaged in electronic parts distribution, import/export, consulting, and magazine publication and communication services. CEAC is one of China’s top logistic companies, with 13 subsidiaries and a nationwide service network. BCTGL, the target of this acquisition, was established in 2002 as a subsidiary of CEAC to provide a logistical services network throughout China utilizing CEAC warehouses. Upon State approval of the Sales Purchase Agreement, BCTGL will be 64 percent owned by Sun New Media and 20 percent owned by CEAC, with the remaining ownership retained by BCTGL management.

As a result of the strategic partnership between CEAC and Sun New Media through their mutual ownership in BCTGL, Sun New Media will become a leading distributor of electronic parts in China with access to nationwide network of warehouses, service and distribution to all of China’s major cities.
According to the terms of the Sales Purchase Agreement, Sun New Media will purchase an 80 percent equity stake in Beijing Trans Global Logistics for approximately US$1.96 million (15,710,000 RMB), of which approximately US$1.12 million (9 Million RMB) will be paid in cash and the balance in 138,066 Sun New Media common shares valued for the purposes of this transaction at US$6.00 per share. Sun New Media’s equity ownership of Beijing Trans Global Logistics will entitle it to a 64 percent equity stake in CEAC’s subsidiary, Beijing CEAC Trans Global Logistics (BCTGL), the venue for Sun New Media’s electronic parts vertical. The agreement includes minimum revenue and profit margin goals for the first three years set forth in the Strategic Cooperative Agreement, the achievement of which would result in the granting of an additional 138,066 bonus shares in each of the first three years, for an aggregate 552,264 shares. Sun New Media anticipates State approval of the transaction during its second fiscal quarter ending September 2006.
In accordance with the terms of the Strategic Cooperative agreement, CEAC will generate business for BCTGL for the first three years of at least US$50.0 million (400 million RMB) in the first year, US$56.2 million (450 million RMB) in the second year, and $62.5 million (500 million RMB) in the third year, all of which must come from CEAC legacy businesses. CEAC will also transfer a number of its major customers to BCTGL. In accordance with U.S. GAAP, the financial results of BCTGL will be fully consolidated into the revenue and expenses lines of the Sun New Media Consolidated Statement of Operations with an adjustment for the minority interest. BCTGL expects to earn a minimum of 2 percent net profit margins on the transferred CEAC business. Over time BCTGL margins are expected to grow as CEAC clients are converted to the more efficient e-transaction based platform. CEAC has also agreed to supply working capital needed to support BCTGL. Correspondingly, Sun New Media has agreed to provide BCTGL a Letter of Credit for up to US$4 million during the first three years of the arrangement to finance CEAC’s payment for components before shipment to customers.
In addition, CEAC has agreed to set-up a digital marketing platform using BCTGL software to enable the on-line parts sales. BCTGL has been granted exclusive rights to the on-line magazine, China Electronic Market Intelligence, China’s leading electronics publication. CEAC intends to sign an exclusive agreement with BCTGL to provide it with an e-publishing catalog and access to the Electronic Enterprise Association database with information on over 10,000 buyers of electronic components in the country.
Commenting on the transaction, Ricky Ang, Sun New Media’s CEO, said, “This is an important agreement for Sun New Media because it establishes a strategic partnership with China’s market leader in the electronics parts industry. CEAC will be supplying BCTGL with immediate revenues, customers, a highly valuable business database, business intelligence and content. Sun New Media expects to begin booking revenue from the electronic parts vertical during our third fiscal quarter 2007, which ends December 31, 2006. This new vertical is expected to add during its first full year of operation approximately $0.02 to Sun New Media earnings.”
Li Gang, CEO of China Electronic Appliances Corporation (CEAC) commented, “This venture will provide CEAC with a unique opportunity to continue to lead the electronic parts market place. As the Internet age enables the launch of a direct sales era in China, our Company wants to be in the foreground utilizing an e-enabled market place that offers greater cost effectiveness for both ourselves and the buyers of our product. It was clear to us that in linking with Sun New Media, an expert at e-enabled distribution systems, our margins will improve as we connect our logistics and distribution via an electronic marketplace.”
Dr. Bruno Wu, Chairman of Sun New Media commented, “The electronic parts industry is over US$50 billion and is projected to continue to grow in excess of 20 percent per annum. By virtue of acquiring a majority stake in BCTGL, we believe that Sun New Media will hold the leading position in the electronics parts distribution business and be in a position to expand the flow of available product beyond that of the current captive base to include electronic parts from manufacturers worldwide. Through the strengths of this powerful cooperation agreement we are building a first mover advantage in creating a high margin, scalable e-marketplace for the electronic parts industry.”
About China Electronics Corporation (“CEC”)
With revenues of 80 billion RMB (US $10 billion), CEC is the national leader in technology, design and production of integrated circuits, software, communication networks, digital home electronics and information technology products. CEC was established in 1989 after being approved by China’s National Council. Managed by the Central Government, CEC is one of the State’s key enterprises. CEC is classified as a special “large scale corporation, and has operations all across China. As well as 26 subsidiaries and investment in 30 domestic companies, CEC also controls six foreign companies and has majority ownership in four public domestic companies. CEC has registered capital of 6.15 billion RMB, assets of 3.5 billion RMB, and 34,000 employees.
About the China Electronic Appliance Corporation (“CEAC”)
CEAC was established in 1964, and is a subsidiary of CEC. CEAC is one of China’s top three logistics companies, with 13 domestic subsidiaries, holdings in 15 companies, and a nationwide service network. CEAC’s business operations are mainly in electronics parts distribution, communication services, import and export and exhibition services. Consulting services and the operation of magazines and auctions are also part of their business model.
About the Subsidiary — Beijing CEAC China Trans Global Logistics Co., Ltd (“BCTGL”)
BCTGL was established in March 2002 as a joint venture between CEAC and Beijing China Trans Logistics Co., Ltd. BCTGL, managed by Messrs. Yong Lee and Mianchun Wang, is headquartered in Beijing providing logistical services network for the electronics components and parts industry throughout China and serves as the primary distribution and Logistics Company for CEAC. BCTGL’s clients include some of the world’s leading industry players, such as AMD, Ericsson, Cisco, Intel and Phillips. BCTGL holds valuable licenses, including: International Import and Export Permit, National Transportation Agency License, International Transportation Agency License, and Custom Clearance Agency License.
About Sun New Media Inc.
Sun New Media is China’s leading multi-media powered marketing and channel management company. Sun New Media builds e-enabled distribution systems, transaction platforms and business communities in China’s fastest growing verticals, connecting buyers and sellers with a suite of turnkey digital media, e-commerce, and information management solutions. Companies leverage Sun New Media’s web-based business media communities to access vital industrial intelligence and forge trading relationships with suppliers and buyers that promote cost efficiencies and increased distribution reach.
This press release includes statements that may constitute “forward-looking” statements, usually containing the word “believe,” “estimate,” “project,” “expect” “plan” “anticipate” or similar expressions, including statements regarding future financial performance. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of Sun New Media’s product and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in Sun New Media’s periodic report filings with the Securities and Exchange Commission. In addition, there is no certainty that the transactions described above will be completed or, if completed, that the terms for such transactions may not change before completion. Nor is there any certainty that New Media will be able to benefit from the described transactions in the manner currently expected. By making these forward-looking statements, Sun New Media disclaims any obligation to update these statements for revisions or changes after the date of this release.